EXHIBIT 10.9

DESCRIPTION OF
FIRST CITIZENS BANCSHARES, INC. AND SUBSIDIARIES
INCENTIVE COMPENSATION PLAN
YEAR ENDED DECEMBER 31, 2010

 General Provisions

                 This incentive compensation plan is effective for the year ended December 31, 2010 and amounts earned hereunder are payable in January, 2011. The plan is administered by the Corporate Governance Committee of the Board of Directors of First Citizens Bancshares, Inc. (the "Company") in the case of executive officers of the Company and, for all other employees, by the Company's Incentive Committee consisting of the Company's Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Chief Credit Officer, Bank Auditor and Human Resources Officer. Employee incentives are contingent upon the Company attaining a minimum return on equity ("ROE") goals for the plan year. For 2010, the minimum ROE required for incentive payout under this incentive compensation plan is 9%.  If an employee is terminated prior to the plan year end, any unpaid award is forfeited.  The Board of Directors may modify, suspend or terminate the plan at any time.

In addition to these general provisions, the Company has specific provisions applicable to individual job responsibilities and functions designed to promote achievement of strategic goals and to reward efficient and effective job performance.  Specific provisions applicable to Named Executive Officers, as defined in the Company's proxy statement, are summarized below.

Chief Executive Officer, Jeff Agee, and Chief Operating Officer, Judy Long

For 2010, the Compensation Committee revised the incentive plans for Mr. Agee and Ms. Long to ensure the compensation program is competitive, comprehensive and properly reflective of the Company's strategic direction. The new plan provides an incentive of 25% to 50% of base salary based on performance in certain categories. Performance is measured using a "balanced scorecard" matrix, which aligns with the Company's strategic goals of creating long-term shareholder value and protecting the interests of the depositors of First Citizens National Bank (the "Bank"). The "balanced scorecard" matrix for 2010 includes the following five, equally-weighted categories:

•         Employees (comprised of employee turnover rate and results of corporate culture surveys);

•         Customers;

•         Growth and Innovation (comprised of the Bank's deposit market share, growth in total assets, growth in services per household, household retention and innovation);

•         Shareholder Return (comprised of the Company's return on equity, total shareholder return and dividend yield); and

•         Regulatory Ratings.

For 2010, the performance metrics and targets are as follows:

Performance Metric	Target
Employee Turnover	<16%
Corporate Culture Survey Results	92%
Customers(1)	Qualitative(1)
Deposit Market Share	2.75%
Asset Growth	3%(2)
Services per Household	1.9
Household Retention	92%
Innovation(3)	Qualitative(3)
Return on Equity	(15.42)%(4)
Total Shareholder Return	0.25%(4)
Dividend Yield	1.52%(4)
Regulatory Ratings	(5)

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(1)           This performance metric is based on results of various customer surveys conducted throughout the year, including independent mystery shopping results.

(2)           This target is based on the average asset growth for peer institutions (depository institutions with an asset size of $300 million to $1 billion), as set forth in the Uniform Bank Performance Report (the "UBPR"), as of September 30, 2010.

(3)           This performance metric is qualitative and considered factors such as new strategic initiatives designed to improve efficiencies of work flow and various recognitions received by the Company.

(4)           This target is based on information set forth in the Southeast Public Bank Peer Report (the "Peer Report"), produced by Mercer Capital with data provided by SNL Financial LC as of December 31, 2010.

(5)           This information is confidential.

Chief Financial Officer, Laura Beth Butler

For the year ended December 31, 2010, the incentive plan for Ms. Butler approved by the Compensation Committee based on the recommendation of the Chief Executive Officer consists of a performance-based plan that provides for a bonus of up to $50,000 if certain individual and Company performance targets are met. This target amount is set in an attempt to align Ms. Butler's potential total compensation (base salary plus aggregate incentive bonus) with the average of peers' total compensation reflected in the compensation surveys on which the Compensation Committee relies. There are five, equally-weighted performance metrics for 2010, with the following targets:

Performance Metric	Target
Return on Equity	(15.42)%(1)
Total Shareholder Return	0.25%(1)
Dividend Yield	1.52%
Audits(2)	Minor or no findings
Regulatory Ratings	(3)

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(1)           This target is based on information set forth in the Peer Report.

(2)           This performance metric is based on results and/or ratings of internal and external audits.

(3)           This information is confidential.

Chief Credit Officer, Sherrell Armstrong

For the year ended December 31, 2010, the incentive plan for Mr. Armstrong was approved by the Compensation Committee based on the recommendation of the Chief Executive Officer. The plan provides for a target cash bonus of up to 25% of his salary if certain Company performance targets are met. This target bonus amount is set in an attempt to align Mr. Armstrong's potential total compensation (base salary plus incentive bonus) with the average peer total compensation reflected in the compensation surveys on which the Compensation Committee relies. The following five, equally-weighted categories are included in Mr. Armstrong's incentive plan:

•         Criticized Loans as a Percentage of Average Capital;

•         Annual Net Loan Losses as a Percentage of Average Loans;

•         Average Non-Performing Loans to Average Loans;

•         Average Loan Yields; and

•         Return on Equity.

The target for each performance metric is as follows:

Performance Metric	Target
Criticized Loans to Average Capital(1)	<25%
Net Loan Losses to Total Loans	0.87% or less(2)
Average Non-Performing Loans to Total Loans	<3.2%(3)
Average Loan Yield	5.96%(4)
Return on Equity	(15.42)%(5)

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(1)           This performance metric is based on the average ratio of quarterly criticized loans to average total capital for the four quarters in 2010.

(2)           This target is based on the average ratio of net loan losses to total loans for the most recent four quarters for peer institutions (depository institutions with an asset size of $300 million to $1 billion), as set forth in the UBPR for the quarters ended December 31, 2009, March 31, 2010, June 30, 2010 and September 30, 2010.

(3)           This target is based on the average ratio of non-performing loans to total loans for the most recent four quarters for peer institutions (depository institutions with an asset size of $300 million to $1 billion), as set forth in the UBPR for the quarters ended December 31, 2009, March 31, 2010, June 30, 2010 and September 30, 2010.

(4)           This target is based on the average loan yield for peer institutions (depository institutions with an asset size of $300 million to $1 billion), as set forth in the UBPR as of September 30, 2010.

(5)           This target is based on information set forth in the Peer Report.